UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2016

KLR ENERGY ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	001- 37712	47- 5500436
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

811 Main Street 18th Floor Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

(713) 654-8080

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.

On December 20, 2016, KLR Energy Acquisition Corp. ( “KLRE”) entered into a Business Combination Agreement (the “Business Combination Agreement”) with Tema Oil and Gas Company (“Tema”), pursuant to which KLRE will acquire (the “Business Combination”), assuming no redemptions, approximately 39% of the equity of a wholly-owned subsidiary of Tema to be named Rosehill Operating Company, LLC (“Rosehill LLC”), to which Tema will contribute certain assets and liabilities prior to closing of the Business Combination, for aggregate consideration of $35 million in cash, 4,000,000 Warrants exercisable for shares of KLRE Class A Common Stock (each entitling the holder to purchase one share of Class A Common Stock for $11.50) (each, a “Warrant”), additional cash held by KLRE in its trust account and in connection with the Private Placement (as defined below), and the assumption of $55 million in debt, subject to certain customary purchase price adjustments. In the Business Combination, Tema will obtain a majority of the voting shares of KLRE and will retain a majority of its equity in Rosehill LLC. The Business Combination Agreement and the transactions contemplated thereby were approved by the Board of Directors of KLRE (the “Board”) on December 15, 2016.

The transactions set forth in the Business Combination Agreement will result in an “Initial Business Combination” involving KLRE, pursuant to KLRE’s Amended and Restated Certificate of Incorporation.

The Business Combination Agreement and Side Letter

Financing

KLRE intends to finance the consideration for the Business Combination through a combination of cash held in its trust account and the proceeds of the private placement of 8.0% Series A Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”) and Warrants to certain qualified institutional buyers and accredited investors (the “Private Placement”). For additional information about the Private Placement, see “Subscription Agreements” below.

Stockholder Redemptions

Upon the consummation of the Business Combination, and as a condition thereof, KLRE will provide its public stockholders the opportunity, at their election, to redeem all or a portion of their shares of Class A Common Stock at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account of KLRE as of two business days prior to the consummation of the Business Combination. Tema’s parent, Rosemore, Inc. (“Rosemore”), and KLRE’s sponsor, KLR Energy Sponsor, LLC (“KLR Sponsor”), have agreed to backstop redemptions by the public stockholders of KLRE in excess of 30% of the outstanding shares of Class A Common Stock by purchasing shares of Class A Common Stock or Series A Preferred Stock in an amount up to $20 million pursuant to a side letter entered into between Rosemore, KLR Sponsor and KLRE (the “Side Letter”). The foregoing description of the Side Letter does not purport to be complete and is qualified in its entirety by the terms and conditions of the Side Letter, a copy of which is filed hereto as Exhibit 10.5 and is incorporated herein by reference.

Representations, Warranties and Covenants; Indemnification

The Business Combination Agreement contains customary representations and warranties, covenants and indemnification provisions, as more particularly set forth in the Business Combination Agreement.

Conditions to Consummation of the Business Combination

Consummation of the transactions contemplated by the Business Combination Agreement is subject to certain closing conditions, including, among others, (i) the requisite KLRE stockholder approval; (ii) the absence of governmental restraints or prohibitions preventing the consummation of the Business Combination; (iii) the completion by KLRE of a process pursuant to which the public stockholders are given an opportunity to redeem their shares of Class A Common Stock; (iv) approvals under relevant U.S. and foreign competition and antitrust laws; (v) the accuracy of certain representations and warranties of the parties; (v) performance by each of the parties of their obligations under the Business Combination Agreement; (vi) the consummation of the transactions contemplated by the contribution agreement pursuant to which Tema will contribute certain assets and liabilities to Rosehill LLC; (vii) consummation of the Private Placement and any replacement debt financing; (viii) the approval for listing on the The NASDAQ Stock Market (“NASDAQ”) of newly issued KLRE common stock to be issued in connection with the Business Combination and (ix) that KLRE have Available Cash (as defined in the Business Combination Agreement) in an amount not less than $92 million.

Termination

The Business Combination Agreement may be terminated at any time prior to the consummation of the Business Combination (whether before or after the required KLRE stockholder vote has been obtained) by mutual written consent of KLRE and Tema and in certain other limited circumstances, including if the Business Combination has not been consummated by May 31, 2017.

The foregoing description of the Business Combination Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the terms and conditions of the Business Combination Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The Business Combination Agreement has been attached to provide investors and shareholders with information regarding its terms. It is not intended to provide any other factual information about KLRE or any other party to the Business Combination Agreement. In particular, the representations, warranties, covenants and agreements contained in the Business Combination Agreement, which were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Business Combination Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Business Combination Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and security holders. Investors and security holders are not third-party beneficiaries under the Business Combination Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of any party to the Business Combination Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in KLRE’s public disclosures.

Waiver Agreement

In connection with the Business Combination, on December 20, 2016, KLRE entered into the Waiver Agreement (the “Waiver Agreement”) with KLR Sponsor pursuant to which KLR Sponsor agreed to cap (a) the number of shares of Class A Common Stock to be received by KLR Sponsor pursuant to KLRE’s Amended and Restated Certificate of Incorporation upon conversion of the shares of Class F Common Stock held by KLR Sponsor in connection with the Business Combination at 4,250,000 shares of Class A Common Stock and (b) the number of Warrants that KLR Sponsor will hold prior to the consummation of the Business Combination at 7,863,150 Warrants.

The foregoing description of the Waiver Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Waiver Agreement, a copy of which is filed hereto as Exhibit 10.6 and is incorporated herein by reference.

Shareholders’ and Registration Rights Agreement

Concurrently with the execution of the Business Combination Agreement, KLRE entered into the Shareholders’ and Registration Rights Agreement (the “SHRRA”) with KLR Energy Sponsor LLC (“KLR Sponsor”), Tema (each a “Sponsor” and together, the “Sponsors”) and Anchorage Illiquid Opportunities V, L.P. and AIO AIV 3 Holdings, L.P. (collectively, “Anchorage”), the primary investor in the Private Placement, which will govern the rights and obligations of the Sponsors and Anchorage with respect to KLRE following the closing of the Business Combination. Pursuant to the terms of the SHRRA, and subject to certain exceptions, the Sponsors will be bound by restrictions on the transfer of (i) 33% of their Common Stock (as defined in the SHRRA) through the first anniversary of the Closing Date and (ii) 67% of their Common Stock through the second anniversary of the closing of the Business Combination, provided that sales of Common Stock above certain specified prices will be permitted between the first and second anniversaries of the closing of the Business Combination.

Upon the consummation of the Business Combination, the Sponsors and Anchorage will be entitled to certain registration rights, including the right to initiate two underwritten offerings in any twelve-month period and unlimited piggyback registration rights, subject to customary black-out periods, cutback provisions and other limitations as set forth in the SHRRA. Pursuant to the SHRRA, as promptly as practicable and in no event later than seven days following the completion of the Business Combination, KLRE has agreed to file with the Securities and Exchange Commission (the “SEC”) a shelf registration statement relating to the offer and sale of the Registrable Securities (as defined in the SHRRA) owned by the Sponsors and Anchorage (and any permitted transferees) and to keep such shelf registration statement effective on a continuous basis until the date as of which all such Registrable Securities have been sold or another registration statement is filed under the Securities Act of 1933, as amended (the “Securities Act”).

Subject to specified ownership thresholds, KLR Sponsor will be entitled to designate two directors for appointment to the Board, Tema will be entitled to designate four directors and Anchorage will be entitled to designate one director. Each Sponsor and Anchorage will be entitled to appoint a representative or observer on each committee of the Board. KLR Sponsor will initially designate Gary C. Hanna (who will serve as the Chairman of the Board) and Edward Kovalik, Tema will initially designate J.A. (Alan) Townsend, Frank Rosenberg, Paul Ebner and an individual to be named and Anchorage will designate an individual to be named. The Sponsors and Anchorage intend to designate the full slate of the Board pursuant to the SHRRA prior to the closing of the Business Combination and such proposed directors will be identified in the definitive proxy materials distributed to KLRE’s stockholders. Pursuant to the terms of the SHRRA, each Sponsor must vote for the designees of the other Sponsors and is entitled to replace any of its designees that are removed from the Board.

Also pursuant to the SHRRA, during the period beginning on the date of closing of the Business Combination and ending on the two year anniversary thereof, the Board may not approve, or cause Rosehill Operating to approve, certain Major Transactions (as such defined in the SHRRA) without the affirmative vote of at least 70% of the directors then serving on the Board. In addition, Anchorage will have preemptive rights under the SHRRA to participate in future equity issuances by KLRE, subject to certain exceptions, so as to maintain its then-current percentage ownership of our capital stock.

The SHRRA will terminate upon the valid termination of the Business Combination Agreement in accordance with its terms. In addition, certain rights and obligations of the Sponsors and Anchorage under the SHRRA will automatically cease if such Sponsors and Anchorage (i) no longer hold any equity securities of KLRE or (ii) no longer have the right to designate an individual for nomination to the Board.

The foregoing description of the SHRRA does not purport to be complete and is qualified in its entirety by the terms and conditions of the Stockholders Agreement, a copy of which is filed hereto as Exhibit 4.1 and is incorporated herein by reference.

Subscription Agreements

In connection with its entry into the Business Combination Agreement, KLRE entered into Subscription Agreements, each dated as of December 20, 2016, with KLR Sponsor and each of The K2 Principal Fund, L.P., Anchorage Illiquid Opportunities V, L.P., AIO V AIV 3 Holdings, L.P. and Geode Diversified Fund, a segregated account of Geode Capital Master Fund Ltd., pursuant to which, among other things, KLRE will issue and sell in a private placement an aggregate of 75,000 shares of Series A Preferred Stock, which will be convertible into shares of Class A Common Stock at a conversion price of $11.50 per share (subject to certain adjustments) and (b) 5,000,000 Warrants for aggregate gross proceeds of $75 million. Additionally, KLR Sponsor agreed to contribute an aggregate of up to 734,704 shares of Class A Common Stock to the purchasers in the Private Placement. The proceeds from the Private Placement will be used to fund the cash portion of the consideration required to effect the Business Combination and for general corporate purposes, including to finance development and acquisition activities following the consummation of the Business Combination. The Private Placement is conditioned upon, and is expected to close concurrently with, the Business Combination.

Pursuant to the Subscription Agreements, purchasers of Series A Preferred Stock and Warrants in the Private Placement will be entitled to certain registration rights, subject to customary black-out periods, cutback provisions and other limitations as set forth therein.

The foregoing description of the Subscription Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the Subscription Agreements, copies of which are filed hereto as Exhibits 10.1, 10.2, 10.3 and 10.4 and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 above under “The Business Combination Agreement” is incorporated herein by reference. The shares of Class B Common Stock and Warrants to be issued to Tema pursuant to the Business Combination Agreement and the transactions contemplated thereby, as well as any shares of Class A Common Stock or Series A Preferred Stock purchased by KLR Sponsor or Tema pursuant to the Side Letter, will not be registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The disclosure set forth in Item 1.01 above under “Subscription Agreements” is incorporated herein by reference. The shares of Series A Preferred Stock and Warrants to be issued, and the Class A Common Stock to be transferred, pursuant to the Subscription Agreements will not be registered under the Securities Act in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 7.01 Regulation FD Disclosure.

On December 20, 2016, KLRE and Tema announced that they had entered into the Business Combination Agreement. A copy of the joint press release is attached hereto as Exhibit 99.1.

On December 20, 2016, KLRE made available an investor presentation regarding the Business Combination. A copy of the investor presentation is attached hereto as Exhibit 99.2.

The information referenced under Item 7.01 (including Exhibits 99.1 and 99.2 referenced under Item 9.01 below) of this Current Report on Form 8-K is being “furnished” and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any registration statement, report or other document filed by KLRE pursuant to the Securities Act except as shall be expressly set forth by specific reference in such filing.

Forward Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, for example, statements about: KLRE’s ability to consummate the Business Combination and related private placement; the benefits of the Business Combination; the future financial performance of KLRE following the Business Combination; changes in Tema’s reserves and future operating results; and expansion plans and opportunities. These forward-looking statements are based on information available as of the date of this communication, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing KLRE’s views as of any subsequent date, and KLRE does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, KLRE’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include: (i) the occurrence of any event, change or other circumstances that could delay the Business Combination or the Private Placement or give rise to the termination of the contribution agreement; (ii) the outcome of any legal proceedings that may be instituted against KLRE following announcement of the Business Combination and transactions contemplated thereby; (iii) the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of KLRE, or other conditions to closing in the contribution agreement; (iv) the risk that the Business Combination disrupts current plans and operations of KLRE or Tema as a result of the announcement and consummation of the transactions described herein; (v) KLRE’s ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of KLRE to grow and manage growth profitably following the Business Combination; (vi) costs related to the Business Combination; (vii) changes in applicable laws or regulations; (viii) the possibility that KLRE or Tema may be adversely affected by other economic, business, and/or competitive factors, including, but not limited to, future trends in energy markets and commodity prices; and (ix) other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the SEC by KLRE.

Additional information concerning these and other factors that may impact our expectations and projections can be found in our periodic filings with the SEC, including our Registration Statement on Form S-1, as amended, which was initially filed with the SEC on January 19, 2016, and in the proxy statement to be filed by KLRE with the SEC when available. Our SEC filings are available publicly on the SEC’s website at www.sec.gov. KLRE and Tema disclaim any obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Additional Information about the Transaction and Where to Find It

In connection with the Business Combination, KLRE will file a preliminary proxy statement with the SEC and will mail a definitive proxy statement and other relevant documents to its stockholders. Investors and security holders of KLRE are advised to read, when available, the preliminary proxy statement, and amendments thereto, and the definitive proxy statement in connection with KLRE’s solicitation of proxies for its stockholders’ meeting to be held to approve the Business Combination and related transactions because the proxy statement will contain important information about the transactions, the parties thereto and risk factors that may affect investors. The definitive proxy statement will be mailed to stockholders of KLRE as of a record date to be established for voting on the Business Combination. Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to: KLR Energy Acquisition Corp., 811 Main Street, 18th Floor, Houston, Texas 77002, Attn: Gary C. Hanna.

Participants in Solicitation

KLRE, Tema, and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of KLRE stockholders in connection with the Business Combination. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests in KLRE of directors and officers of KLRE in KLRE’s Registration Statement on Form S-1, as amended, which was initially filed with the SEC on January 19, 2016. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to KLRE’s stockholders in connection with the Business Combination will be set forth in the proxy statement for the Business Combination when available. Information concerning the interests of KLRE’s and Tema’s participants in the solicitation, which may, in some cases, be different than those of KLRE’s and Tema’s stockholders generally, will be set forth in the proxy statement relating to the Business Combination when it becomes available.

Disclaimer

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1*	Business Combination Agreement, dated as of December 20, 2016, by and between KLR Energy Acquisition Corp. and Tema Oil and Gas Company.

4.1	Shareholders’ and Registration Rights Agreement, dated as of December 20, 2016, by and among Tema Oil and Gas Company, KLR Energy Sponsor, LLC, KLR Energy Acquisition Corp., Anchorage Illiquid Opportunities V, L.P. and AIO V AIV 3 Holdings, L.P.

10.1	Subscription Agreement, dated as of December 20, 2016, by and between KLR Energy Acquisition Corp. and AIO V AIV 3 Holdings, L.P.

10.2	Subscription Agreement, dated as of December 20, 2016, by and between KLR Energy Acquisition Corp. and Anchorage Illiquid Opportunities V, L.P.

10.3	Subscription Agreement, dated as of December 20, 2016, by and between KLR Energy Acquisition Corp. and Geode Diversified Fund, a segregated account of Geode Capital Master Fund Ltd.

10.4	Subscription Agreement, dated as of December 20, 2016, by and between KLR Energy Acquisition Corp. and The K2 Principal Fund, L.P.

10.5	Side Letter, dated as of December 20, 2016, by and between KLR Energy Acquisition Corp., KLR Energy Sponsor, LLC and Rosemore, Inc.

10.6	Waiver Agreement, dated as of December 20, 2016, by and between KLR Energy Acquisition Corp., and KLR Energy Sponsor, LLC.

99.1	Press Release

99.2	Investor Presentation

*	Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). KLRE agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2016	KLR ENERGY ACQUISITION CORP.

	By:	/s/ Gary C. Hanna
	Name:	Gary C. Hanna
	Title:	Chief Executive Officer

Exhibit No.	Description

2.1*	Business Combination Agreement, dated as of December 20, 2016, by and between KLR Energy Acquisition Corp. and Tema Oil and Gas Company.

4.1	Shareholders’ and Registration Rights Agreement, dated as of December 20, 2016, by and among Tema Oil and Gas Company, KLR Energy Sponsor, LLC, KLR Energy Acquisition Corp., Anchorage Illiquid Opportunities V, L.P. and AIO V AIV 3 Holdings, L.P.

10.1	Subscription Agreement, dated as of December 20, 2016, by and between KLR Energy Acquisition Corp. and AIO V AIV 3 Holdings, L.P.

10.2	Subscription Agreement, dated as of December 20, 2016, by and between KLR Energy Acquisition Corp. and Anchorage Illiquid Opportunities V, L.P.

10.3	Subscription Agreement, dated as of December 20, 2016, by and between KLR Energy Acquisition Corp. and Geode Diversified Fund, a segregated account of Geode Capital Master Fund Ltd.

10.4	Subscription Agreement, dated as of December 20, 2016, by and between KLR Energy Acquisition Corp. and The K2 Principal Fund, L.P.

10.5	Side Letter, dated as of December 20, 2016, by and between KLR Energy Acquisition Corp., KLR Energy Sponsor, LLC and Rosemore, Inc.

10.6	Waiver Agreement, dated as of December 20, 2016, by and between KLR Energy Acquisition Corp., and KLR Energy Sponsor, LLC.

99.1	Press Release

99.2	Investor Presentation

*	Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.